Exhibit 10.27

INTERIM SERVICES AGREEMENT

This INTERIM SERVICES AGREEMENT (this “Agreement”), entered into as of the 9/4/2021 is by and between RANDSTAD PROFESSIONALS US, LLC d/b/a Tatum, a Delaware limited liability company, with offices at 3625 Cumberland Boulevard, Suite 600, Atlanta, GA 30339 (“Tatum”), and SOC Telemed, Inc., with offices at 1768 Business Center Drive, Suite 100, Reston, VA 20190 (the “Company”). A “Party” shall mean either Tatum or the Company, as the case may be; the “Parties” shall mean Tatum and the Company, collectively.

WHEREAS, the Company desires to engage Tatum to perform certain outsourced interim services; and, Tatum is willing to provide the services of its personnel to perform such tasks subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Tatum and the Company agree as follows:

1. Services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual professional (the “Tatum Professional”) identified on such Schedule. Schedules for additional Tatum Professionals may be added from time to time upon the mutual written agreement of the Parties. In addition, upon the request of the Company and the execution of an additional Schedule to this Agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

2. Engagement. The Tatum Professional will be one of Tatum’s professionals, and Tatum will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Professional. The Company will be solely responsible for providing the Tatum Professional day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Professional with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Professional will report directly to such individual with respect to the provision of the Services. Unless the Tatum Professional is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Professional to be the ultimate decision making authority for any material decision relating to the Company’s business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

3. Fees and Expenses. The Company will pay Tatum the fees set forth on the applicable Schedule. In addition, the Company will reimburse Tatum directly for all reasonable direct out-of-pocket expenses incurred in connection with this Agreement (including any Schedules) at the actual amounts incurred not to exceed $5,000 in the aggregate, unless approved in advance in writing by the Company. Tatum shall invoice the Company for, and the Company shall pay to Tatum for further remittance to the appropriate taxing authorities, any sales or use taxes applicable to the Services. If the Company claims that it is exempt from any such sales or use taxes, then the Company must provide Tatum with an exemption certificate satisfactory to Tatum.

4. Payment Terms. Payments to Tatum should be made within 30 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by Tatum from time to time. In the event Company voluntarily files a Chapter 11 bankruptcy petition (or becomes subject to an involuntary bankruptcy petition), it shall, as soon as practicable thereafter, seek entry of an Order from the U.S. Bankruptcy Court having jurisdiction over Company’s bankruptcy case(s), in form and substance acceptable to Tatum, (a) assuming this Agreement, (b) authorizing payment to Tatum as part of any employee wage motion filed by or on behalf of Company, or (c) naming Tatum as a ‘critical vendor’ and authorizing the payment of Tatum’s pre-petition invoices. Company acknowledges that its failure to timely procure either such Order shall automatically serve as grounds for Tatum’s immediate rejection/termination of this Agreement. Company acknowledges that Tatum is relying on this provision as an inducement to enter into this Agreement and provide further services to Company from and after the date hereof. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement, Tatum may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this Agreement.

Bank Name and Address: [****]

Beneficiary: [****]

Beneficiary Account Number: [****]

ABA Transit/Routing Number: [****]

Please reference the Company’s name in the body of the payment.

5. Effective Date and Termination. This Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, or (ii) the date of the last signature to this Agreement as indicated on the signature page. In the event that a Party commits a breach of this Agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching Party of written notice specifying the nature of the breach, the non-breaching Party may terminate this Agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

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6. Hiring the Tatum Professional Outside of a Tatum Agreement. If, at any time during the time frame in which a Tatum Professional is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this Agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Professional, or engages such Tatum Professional as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 30% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as salary and target annual bonus that may be earned by the Tatum Professional during the first 12 months of service with the Company (or its subsidiary or affiliate) regardless of when or if such compensation is actually paid. The placement fee shall be due upon the commencement of the Tatum Professional’s employment or engagement with the Company (or its subsidiary or affiliate).

7. Warranties and Disclaimers. TATUM DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS OF USE OR PURPOSE. WITHOUT LIMITING THE FOREGOING, TATUM MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE TATUM PROFESSIONAL OR THE SERVICES PROVIDED HEREUNDER, AND TATUM WILL NOT BE RESPONSIBLE FOR ANY ACTION TAKEN BY THE COMPANY IN FOLLOWING OR DECLINING TO FOLLOW ANY OF THE TATUM PROFESSIONAL’S ADVICE OR RECOMMENDATIONS. THE SERVICES PROVIDED BY TATUM AND THE TATUM PROFESSIONAL HEREUNDER ARE FOR THE SOLE BENEFIT OF THE COMPANY AND NOT ANY UNNAMED THIRD PARTIES. THE SERVICES WILL NOT CONSTITUTE AN AUDIT, REVIEW, OPINION, OR COMPILATION, OR ANY OTHER TYPE OF FINANCIAL STATEMENT REPORTING OR ATTESTATION ENGAGEMENT THAT IS SUBJECT TO THE RULES OF THE AICPA OR OTHER SIMILAR STATE OR NATIONAL PROFESSIONAL BODIES OR LAWS AND WILL NOT RESULT IN AN OPINION OR ANY FORM OF ASSURANCE ON INTERNAL CONTROLS.

8. Limitation of Liability; Indemnity.

(a) EXCEPT FOR BREACHES OF CONFIDENTIALITY RELATED TO THIS AGREEMENT, EACH PARTY’S LIABILITY (A “LIABLE PARTY”) IN ANY AND ALL CATEGORIES AND FOR ANY AND ALL CAUSES ARISING UNDER THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, WILL, IN THE AGGREGATE, NOT EXCEED THE ACTUAL FEES PAID AND PAYABLE BY THE COMPANY TO TATUM UNDER THIS AGREEMENT WITH RESPECT TO THE TATUM PROFESSIONAL FROM WHOM THE LIABILITY ARISES. THIS LIMITATION SHALL NOT APPLY TO THE EXTENT IT IS FINALLY DETERMINED THAT ANY LIABILITY IS THE RESULT OF A LIABLE PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, VIOLATION OF LAW OR FRAUD. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, INTERRUPTION OR LOSS OF BUSINESS, PROFIT OR GOODWILL. .

(b) THE COMPANY AGREES TO INDEMNIFY TATUM AND THE TATUM PROFESSIONAL TO THE FULL EXTENT PERMITTED BY LAW FOR ANY LOSSES, COSTS, DAMAGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), AS THEY ARE INCURRED, IN CONNECTION WITH ANY CAUSE OF ACTION, SUIT, OR OTHER PROCEEDING ARISING IN CONNECTION WITH THE TATUM PROFESSIONAL’S SERVICES TO THE COMPANY, EXCEPT TO THE EXTENT ARISING FROM TATUM OR THE TATUM PROFESSIONAL’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, VIOLATION OF LAW OR FRAUD.

9. Insurance.

☒ (required public company) If the Tatum Professional is serving as an officer or executive of the Company, the Company will maintain directors and officers insurance covering the Tatum Professional in an amount reasonably acceptable to the Tatum at no additional cost to Tatum or the Tatum Professional, and the Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least five years following the termination or expiration of the applicable Schedule or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Professional for such five year time period. The Company’s directors and officers insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by Tatum, the Company will provide Tatum a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Tatum Professional.

10. Company Circumstances. In the case that the Company acknowledges to Tatum and the Tatum Professionals that, as of the date of this Agreement, it is -- and has been for a considerable period of time one or more of the following: in dire financial condition, suffering extensive losses, operating with negative EBITDA, or experiencing insufficient cash-flow; and as a result, Company has been unable to obtain further credit or investment and may well need to consider reorganization or liquidation in bankruptcy; the Tatum Professionals will endeavor to assist the Company in finding alternatives to bankruptcy. Tatum and the Tatum Professionals offer no assurances that the Company can otherwise be restructured or that the Company’s distressed condition can be reversed.

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Change in Company Circumstances. During the term of this Agreement, if the Company’s financial condition or liquidity significantly deteriorates or the Company enters into discussions with restructuring or bankruptcy advisors, Tatum and the Company will review the current fee structure and payment terms under this Agreement (including any Schedule) and agree on appropriate modifications. For instance, Tatum may switch to an hourly rate if Tatum Professionals are required to work extended hours or a premium may be imposed for hours worked in excess of eight (8) hours. In addition, Tatum and the Company will discuss the need for additional Tatum professionals with specialized skills in working with companies undergoing significant debt and equity restructuring, and as needed, Tatum professionals with experience helping companies seeking or operating under bankruptcy protection. The agreed upon additional professionals will be engaged under terms and fees commensurate to the expertise and services to be provided. In the event that Tatum and the Company cannot agree on appropriate modifications to this Agreement (including any Schedule) or the need for additional Tatum professionals, Tatum may immediately terminate this Agreement or any Schedule upon notice to the Company.

11. Sanctions. Company represents that any provision of services by Company and any payment by Company to Tatum shall not result in any breach of any trade, economic or financial sanctions laws or regulations.

12. Governing Law, and Witness Fees.

(a) This Agreement will be governed by and construed in accordance with the laws of Georgia, without regard to conflicts of laws provisions.

(b) This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of Georgia, without giving effect to provisions thereof regarding conflict of laws. All claims arising out of or related to this Agreement must be litigated exclusively in the Superior or State Courts of Cobb County, Georgia, provided, however, that any such claim or cause of action may be brought in, or removed to, the United States District Court for the Northern District of Georgia, Atlanta Division, to the extent that such court would have jurisdiction over the subject matter of such action. Company and Tatum waive any objection based on personal jurisdiction and forum non convenience and waive any objection to venue of any action instituted hereunder to the extent that an action is brought in the courts identified above. Each party agrees that a final judgment in any such action shall be conclusive and may be enforced in any other jurisdiction in any manner provided by law.

(c) In the event any professional of Tatum (including, without limitation, any Tatum Professional) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this Agreement.

13. Miscellaneous. This Agreement together with all Schedules constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the Parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both Parties. If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either Party of a substantial portion of its bargain. Neither Party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the Party electing to waive the right or remedy. The waiver by any Party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement. Neither Party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such Party’s reasonable control. Neither Party may assign its rights or obligations under this Agreement without the express written consent of the other Party. Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Professionals. The expiration or termination of this Agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this Agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Tatum Professionals, governing law, limitation of liability and indemnity.

Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent. This Agreement is applicable only to the Tatum division of Randstad Professionals US, LLC, and is not intended to apply to any other division of Randstad Professionals US, LLC. Tatum agrees to comply with all provisions of the Patient Protection and Affordable Care Act (“ACA”) applicable to its Tatum Professional(s) employed by Tatum, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time employees” and their “dependents” (as those terms are defined in Internal Revenue Code Section 4980H and related regulations) and the applicable information reporting provisions under Internal Revenue Code Section 6055 and 6056 and related regulations. This paragraph is intended by the parties as the full and complete expression of Tatum’s ACA obligations under this Agreement, and the ACA shall not be deemed within the scope of any other more general provision of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

RANDSTAD PROFESSIONALS US, LLC		SOC Telemed, Inc.:
d/b/a TATUM:

By:	/s/ James E Moore	By:	/s/ Stephanie Harris

Name:	James E Moore	Name:	Stephanie Harris

Title:	Sr. Contracts Reviewer	Title:	CHRO

Date:	Sep 11, 2021	Date:	9/12/2021

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Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated 9/4/2021 (the “Agreement”), by and between Randstad Professionals US, LLC d/b/a Tatum (“Tatum”) and SOC Telemed, Inc. (the “Company”) and will be governed by the terms and conditions of the Agreement.

1. Tatum Professional Name: David Fletcher

2. Service Description or Position: Interim CFO

The Tatum Professional will serve as Principal Financial Officer and Principal Accounting Officer of the Company and will provide the services customary and required in these roles, including signing the Company’s public filings. In the event the Company elects or appoints the Tatum Professional to the Company’s Board of Directors, Operating Committee or other similar governing body (collectively, “Board Services”), the Tatum Professional will provide the Board Services in his individual capacity and not as a professional of Tatum. For the avoidance of doubt, Tatum is not providing any Board Services to the Company, and Tatum will not be responsible for any actions or omissions of the Tatum Professional for Board Services.

3. Company Supervisor: CEO

4. Start Date: On or around October 1, 2021, pending completion of satisfactory background and reference checks by the Company

5. Minimum Term: None

6. Termination:

(a) After the expiration of any minimum term, if any, either Party may terminate this Schedule by providing the other Party a minimum of 30 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

The Parties agree that if no minimum term is set forth above, either Party may terminate this Schedule at any time for any reason upon notice to the other Party; provided, however, the Parties will endeavor to provide as much notice as possible prior to termination (preferably two business weeks).

(b) Tatum may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks Tatum or any Tatum Professional to engage in or ignore any illegal or unethical activity; (ii) the Tatum Professional ceases to be a professional of Tatum for any reason; (iii) the Tatum Professional becomes disabled; or (iv) the Company fails to pay any amounts due to Tatum under the Agreement when due. For purposes of the Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the Parties, the Tatum Professional may be replaced by another Tatum professional.

(c) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

7. Fees: Except as otherwise set forth below, the Company will pay to Tatum a fee of $20,000 per week for the Tatum Professional. If Company is paying a weekly fee, the fees will be prorated for the first and final fee period based on the number of days in such period. The weekly fee includes allowance for holidays, personal days, and vacation for the Tatum Professional consistent with the Company’s policy as it applies to similarly situated employees of the Company.

8. Billings: Tatum will bill for Services monthly in arrears.

As a condition to providing the Services, Tatum requires a security deposit in the amount equal to $40,000 (the “Deposit”), which is due upon execution of this Schedule. If the Company breaches the Agreement (including any Schedule) or any other agreement between the Company and Tatum or any Tatum professional and fails to cure such breach as provided for herein or therein, Tatum will be entitled to apply the Deposit to its or the Tatum professional’s damages resulting from such breach. In the event the Deposit falls below the amount required, the Company will pay Tatum an additional amount equal to the shortfall. Upon the expiration or termination of the Agreement, Tatum will return to the Company the balance of the Deposit remaining under the Agreement after application of any amounts to damages as provided for herein, including, without limitation, the Company’s unfulfilled payment obligations of the Company to Tatum or any Tatum professional.

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[LIST ANY SPECIFIC CONVERSION TERMS FOR INTERIM TO PERM ROLES OR PERM ROLES SPECIFICALLY, AS APPLICABLE]

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Randstad Professionals US, LLC d/b/a Tatum:		SOC Telemed, Inc.:

By:	/s/ James E Moore	By:	/s/ Stephanie Harris

Name:	James E Moore	Name:	Stephanie Harris

Title:	Sr. Contracts Reviewer	Title:	CHRO

Date:	Sep 11, 2021	Date:	9/12/2021

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Randstad Legal	January 2021	6